Exhibit 23.1

 Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Atomera Incorporated on Form S-8 (File No. 333-213093 and File No. 333-218666) and Form S-3 (File No. 333-262750) of our report dated February 15, 2023, with respect to our audits of the financial statements of Atomera Incorporated as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Atomera Incorporated for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

Los Angeles, CA
February 15, 2023